Exhibit 99.1

FOR:	AXCESS International Inc.
3208 Commander Drive
Carrollton, Texas 75006

CONTACT:	Allan Frank
Chief Financial Officer
AXCESS International Inc.
972-407-6080
finance@AXCESSinc.com

INVESTORS:	Kirin Smith/Ian Bailey
Financial Dynamics
212-850-5600

AXCESS INTERNATIONAL ANNOUNCES FOURTH QUARTER AND FULL YEAR 2004 RESULTS

RFID Revenue Grows 32% Y-Y Amid Increasing Awareness of RFID Technology
Net Loss Narrows Y-Y and Gross Margin Increases Y-Y to 50%

DALLAS, TX — January 31, 2005 — AXCESS International Inc. (OTC Bulletin Board: AXSI.OB), a leading provider of Active RFID solutions with applications in the security, supply chain and sensing industries, today reported results for the fourth quarter and full year ended December 31, 2004.

Highlights for the Fourth Quarter and Year Ended December 31, 2004

•	2004 RFID revenue increased 32% to $772,475, compared with $587,100 in 2003; fourth quarter RFID revenue of $151,080 compared to $168,110 in the fourth quarter of 2003

•	Total revenue for 2004 was $911,565 compared to $915,825 in 2003; 2004 fourth quarter total revenue of $177,870, compared to $198,254 in the fourth quarter of 2003

•	Gross margin increased to 50% for 2004, compared with 22% in 2003; 2004 fourth quarter gross margin of 50%, compared with 17.5% in the fourth quarter of 2003

•	Net loss applicable to common stock was $3,905,191 or $0.16 per basic and diluted share for 2004, compared to a loss of $11,413,328 or $0.62 per basic and diluted share in 2003; 2004 fourth quarter net loss applicable to common stock was $912,245 or $0.03 per basic and diluted share, compared to a loss of $8,189,879 or $0.44 per basic and diluted shares for the fourth quarter of 2003

•	Signed an additional leading integrator partner

“We made significant progress operationally in 2004 by growing RFID revenue, signing a major new integrator partner for our sales channel, and entered 2005 with outstanding orders for a number of our RFID applications,” commented Allan Griebenow, President & CEO of AXCESS. “The general awareness of RFID in the business and investment community has increased dramatically during the year as a result of the technological acceptance and adoption in the global marketplace. AXCESS continues to benefit directly through an increased interest in our active tagging solutions, which are now viewed as highly complementary to passive RFID technology and necessary to achieve the totality of benefits expected.”

“In 2005, we believe our system integrator sales channels in the security/homeland defense markets will develop increased traction based upon the core reference account base we have now built out and our solid portfolio of world wide integrators,” continued Allan Griebenow. “Our push into the supply chain sector is expected to provide additional reference sales as a result of our new direct marketing campaign. Additionally, a number of our homeland defense initiatives have the potential for generating significant revenue in 2005 as there are some very large opportunities with several marquee entities. We are very optimistic about our ability to grow the business in 2005.”

Business Mix
RFID revenue of $151,080 for the three months ended December 31, 2004 compared to $168,110 in the fourth quarter of 2003. RFID revenue increased to $772,475 for the twelve months ended December 31, 2004 compared to $587,100 in 2003. The year-over-year increase is due to the Company’s growing traction and focus in the active RFID market.

Other Financial Information
Preferred stock dividend requirements for the three months ending December 31, 2004 were $81,735 compared to $81,735 in the third quarter of 2004 and $1,065,920 for the fourth quarter in 2003. Preferred stock dividend requirements were substantially lower for 2004 at $299,481 compared to $1,841,670 in 2003.

Research & development (R&D) expenses for the fourth quarter totaled $189,595, compared to $ 174,775 in the year-ago period. R&D expenses for the year totaled $718,278, compared to $632,974 in 2003. On a year-over-year basis, the dollar increase in R&D is due to the Company’s continuing focus on developing new products, relating to the drive into new active RFID technology and away from video surveillance technologies.

Selling, marketing, general & administrative (S, M, G&A) expenses for the fourth quarter totaled $580,189, compared to $398,322 in the prior year period. S, M, G&A expenses for 2004 increased to $2,356,260, compared to $1,568,134 in 2003. The year-over-year increase in absolute dollars is primarily due to the Company’s increased headcount and focus on strategic sales and higher marketing costs for brand awareness. These investments are critical to ensure AXCESS is taking full advantage of the current interest in RFID technology.

2004 Product Developments
During the third quarter, the Company announced the general availability of a number of new products based upon its patented battery-powered RFID long-range wireless tagging technology. In September, the Company launched its unique, distributed radiation detection and alerting system. This system provides constant monitoring for harmful gamma radiation emitting from sources such as those that might be used in a terrorist “dirty bomb” attack.

The Company also announced in September the availability of a complete sensor monitoring system using radio frequency identification tags. AXCESS’ battery-powered “active” RFID tags transmit data from a variety of portable detectors including temperature, motion, pressure as well as hazardous condition sensors such as radiation, chemical, and biological. The monitoring system, called OnlineSupervisorTM dynamically interprets the data and sends wireless alerts to enable rapid response. The system is ideally suited to homeland defense applications and industrial monitoring industries.

Continued advancement in this sector was demonstrated when the Company announced in October the development of its unique, distributed ammonia detection and alerting system, which provides constant monitoring of harmful gas levels from sources which would be potentially toxic or explosive, if undetected leaks occur. This new technology is perfectly suited to complement the OnlineSupervisorTM system, enhancing AXCESS’ capabilities to provide a complete solution.

Outlook
“The general awareness of RFID in the business and investment community increased dramatically during the year as a result of the passive tagging initiatives at Wal-Mart and others,” continued Allan Griebenow. “Some of our homeland defense account references are also worth noting. We provide a critical access control solution for hazardous material (HAZMAT) vehicles. We provide an asset tagging solution for bio-hazardous materials for the Department of Defense. We now have multiple pilot programs in support of Transportation Security Administration (TSA) initiatives. Outside of security and homeland defense, active tags are being increasingly used to track personnel and assets to improve efficiencies in the enterprise.

“We therefore see three catalysts for growth at AXCESS in 2005. First, we believe our system integrator sales channels in the security/homeland defense markets will develop significant traction based upon the core reference account base we have now built out and our excellent portfolio of world wide integrators. We see our push into the supply chain sector supported by a strong customer business case and our ability to directly control the sale. Finally, a number of homeland defense initiatives have the potential for generating significant revenue in 2005. The RFID marketplace continues to come toward us with an ever increasing awareness and interest by the business community.”

“Based on the progress we have made from our initiatives in 2004, we are in a position to execute on our growth strategy in 2005,” stated Allan Frank, Chief Financial Officer. “We remain focused on achieving profitability and reiterate our plan to reach cash flow breakeven on a run rate basis in the first half of 2005. With our highly leverage-able business model, solid gross margins and the growth opportunities ahead of us, we are in a better position to maintain our progress towards achieving sustainable profitable growth.”

Earnings Conference Call
In conjunction with the fourth quarter and full year 2004 earnings release, AXCESS invites you to listen to its conference call via its webcast over the internet at 4:45 p.m. (Eastern), on January 31st. The Webcast may be accessed at www.axsi.com. To participate in the conference call, domestic callers can dial (800) 247-9979 and international callers can dial (973) 409-9254.

For those who cannot access the live broadcast, a replay will be available by dialing (877) 519-4471 for domestic callers and (973) 341-3080 for international callers and entering “5630329” from two hours after the end of the call until 11:59 p.m. (Eastern) on February 8, 2005. A replay of the conference call will also be available on the company’s website approximately two hours after the end of the call for thirty days.

About AXCESS International Inc.
AXCESS International Inc. (OTCBB:AXSI), headquartered in greater Dallas, TX, provides patented active RFID (radio frequency identification) and video surveillance systems for physical security and supply chain efficiencies. The battery-powered (active) RFID tags locate, identify, track, monitor, count, and protect people, assets, inventory, and vehicles. AXCESS’ active RFID solutions are supported by its integrated network-based, streaming digital video (or IPTV) technology. Both patented technologies enable applications including: automatic “hands-free” personnel access control, automatic vehicle access control, automatic electronic asset management, sensor management, and network-based security surveillance. AXCESS is a partner company of Amphion Capital Partners LLC.

-Tables to follow-

AXCESS INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$461,101	$2,163,977
Accounts receivable — trade, net of allowance for doubtful accounts	79,965	85,248
Inventory	144,714	131,515
Prepaid expenses and other	97,164	148,490

Total current assets	782,944	2,529,230
Property, plant and equipment, net	49,395	61,756
Intellectual property, net	133	149,704
Deferred debt issuance costs	506,889	675,852
Other assets	3,906	595

Total assets	$1,343,267	$3,417,137

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$490,100	$813,976
Other accrued liabilities	789,589	802,355
Notes Payable
Convertible notes payable (includes $66,667 with related party in 2004)	483,333	—
Discount on convertible debt	(116,086)	—
Dividends payable	316,062	125,999

Total current liabilities	1,962,998	1,742,330

Note payable to stockholder	3,932,092	4,058,956
Convertible notes payable (includes $13,333 and $120,000 with related party in 2004 and 2003, respectively)	236,667	1,288,333
Discount on convertible debt	(18,324)	(680,457)

Total liabilities	6,113,433	6,409,162

Stockholders’ deficit:
Convertible preferred stock, 7,000,000 shares authorized With liquidation preference; 0 and 54 shares issued and outstanding in 2004 and 2003, respectively; $536,623 aggregated liquidation in 2003	—	536,623
Without liquidation preference; $0.01 par value, 2,415,000 and 1,790,000 shares issued and outstanding in 2004 and 2003, respectively	24,150	17,900
Common stock, $.01 par value, 50,000,000 shares authorized in 2004 and 2003; 24,720,939 shares issued and outstanding in 2004 and 19,446,028 shares issued and outstanding in 2003	247,209	194,461
Shares of common stock to be issued, 4,529,345 shares in 2003	—	45,293
Non-voting convertible common stock, $0.01 par value, 2,250,000 shares authorized; no shares issued and outstanding in 2004 or 2003	—	—
Additional paid-in capital	149,898,600	146,246,094
Accumulated deficit	(154,940,125)	(150,032,396)

Total stockholders’ deficit	(4,770,166)	(2,992,025)

Total liabilities and stockholders’ deficit	$1,343,267	$3,417,137

AXCESS INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 2004 and 2003

	2004	2003
Sales	$911,565	$915,825
Cost of sales	439,215	562,060
Inventory impairment	14,874	148,866

Gross profit	457,476	204,899
Expenses:
Research and development	718,278	632,974
General and administrative	1,528,937	1,287,944
Selling and marketing	827,323	280,190
Depreciation and amortization	202,394	440,573

Operating expenses	3,276,932	2,641,681

Loss from operations	(2,819,456)	(2,436,782)

Other income (expense):
Interest expense	(970,590)	(1,149,059)
Gain on vendor settlements	177,787	355,848
Other	6,549	(13,139)
Loss on debt settlements, net	—	(6,328,527)

Other expense, net	(786,254)	(7,134,877)

Net loss	(3,605,710)	(9,571,659)

Preferred stock dividend requirements	(299,481)	(1,841,670)

Net loss applicable to common stock	$(3,905,191)	$(11,413,329)

Basic and diluted net loss per share	$(0.16)	$(0.62)

Weighted average shares of common stock outstanding	23,848,676	18,337,645